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                                                                   Exhibit 10.11

                                                                   March 6, 2000


Shaun P. Williams
162 Tavern Circle
Middletown, CT  06456

Dear Shaun:

This agreement is intended to set forth the basic terms under which you ("YOU" or the "EMPLOYEE") will continue to be employed by First International Bank (the "BANK") and, therefore, to constitute an employment agreement between us. We have agreed with you that:

1. Nature and Term of Employment. You will continue to be employed as Executive Vice President and Chief Financial Officer of the Bank (or equivalent title) in accordance with the terms and conditions in this agreement, and you accept such employment and agree to serve in such capacity. The term of employment under this agreement will extend from the date set forth above through February 28, 2002 (the "TERM"). Nothing in this agreement will prohibit the continuation of employment beyond the Term if and as agreed by the Bank and Employee.

2. Performance of Duties. While employed by the Bank, you will apply, in good faith and on a full-time basis, all of your skill and experience to the performance of your duties in such employment. You will have such responsibilities and authority as are designated (and as may be revised from time to time) by the Chairman and Chief Executive Officer and the Board of Directors of the Bank.

3. Base Compensation. Commencing upon your acceptance of this agreement, the Bank will pay or cause to be paid to you during your employment a salary at the rate of $155,000 per annum, with the amount increasing by not less than 2% during 2000 and increasing by not less than 2% during 2001. Your salary will be paid at such times as the salaries of other salaried officers of the Bank are generally paid.

4. Benefits. During your employment, the Bank shall provide health, dental, disability, life insurance and retirement benefits for you and your dependents comparable to such coverage as is provided for officers of the Bank generally. In addition, during your employment provided that you are insurable at standard rates, the Bank shall sponsor and pay for (a) an individually-owned supplemental term life insurance policy on your life in the amount of $1,500,000, and (b) an individually-owned supplemental disability income insurance policy with a benefit to you of approximately $4,000 per month. The insurance policies shall remain in full force and effect during the term of this agreement, shall provide for such persons as you may designate to be the beneficiaries of the benefits thereof, and shall be portable. You agree to be available for such medical and other examinations and inquiries as the insurance carriers may request.


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5.       Bonuses. You will be eligible to receive cash bonuses in 2000, 2001 and
         2002, which bonuses shall be determined by the Chairman and Chief Executive Officer and Board of Directors of the Bank (or a committee of the Board of Directors of the Bank) in their discretion based upon your performance as evaluated primarily with reference to the policies and budgets approved by the Bank's Board.

6. Supplemental Option. As further compensation for the services to be provided by you hereunder, First International Bancorp, Inc. (the "HOLDING COMPANY") is granting to you today pursuant to the Holding Company's 1994 Incentive Stock Option Plan and the Amended and Restated 1996 Stock Option Plans (the "PLANS") additional options to purchase 11,500 shares of the Common Stock of the Holding Company for the price and on the other terms set forth in new stock option agreements that you are entering into with the Holding Company on the date hereof (the "SUPPLEMENTAL OPTION"). The Supplemental Option will be in addition to the option to purchase 3,500 shares of the Common Stock of the Holding Company that would otherwise be made to you during 2000 in accordance with the Bank's present compensation policies and Plans. Notwithstanding any option agreements between you and the Holding Company dated before the date hereof, the Supplemental Option and all stock options held by you before the date hereof to purchase Common Stock of the Holding Company will be vested immediately. Any additional stock options granted to you pursuant to the Plans after the date hereof but prior to February 28, 2002 to purchase Common Stock of the Holding Company would be vested as of the earliest of (a) February 28, 2002, (b) a Change in Control (as defined in paragraph 7 below), and
         (c) any termination by the Bank without Cause (as defined in paragraph 8(c) below) of Employee's employment hereunder.

7. Change in Control Provisions. A "CHANGE IN CONTROL" will have occurred if the Chase Family and the Silvers Family cease, in the aggregate, to beneficially own at least 25% of the outstanding Common Stock of the Holding Company or any successor thereto or to have the right to exercise, directly or indirectly, at least 25% of the aggregate voting power of the Bank or of any successor thereto. As used in this paragraph, "CHASE FAMILY" means Arnold Chase, Cheryl Chase, Rhoda L. Chase, David T. Chase and the parents, other family members, affiliates and personal representatives and heirs of each of them, "SILVERS FAMILY" means Brett N. Silvers, Nancy W. Silvers, their children and any trusts or other entities as to which the beneficiaries or owners are Brett N. Silvers, Nancy W. Silvers and/or their children. As described above, any additional stock options granted to you pursuant to the Plans after the date hereof to purchase common stock of the Holding Company will be vested immediately upon the occurrence of a Change in Control.


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8.       Termination Provisions.

         (a) Voluntary Termination - If Employee quits Employee's employment hereunder (except as otherwise provided in the next paragraph), dies or is terminated due to disability, as defined under the Bank's then current long-term disability policy, whether before or after a Change in Control, Employee will receive Employee's base salary through the date as of which Employee's employment ceases (net of any amounts owed by Employee to the Bank) plus accrued vacation time, but will not receive any severance, bonuses or other benefits.

         (b) Termination Without Cause - If Employee (i) is fired without "Cause", as defined below or (ii) quits Employee's employment hereunder within three months after a Change in Control that results in a reduction in Employee's title, responsibilities, compensation and/or benefits, or a change of more than 40 miles in Employee's place of employment (any of the foregoing reasons being "GOOD REASONS"), Employee will receive, as Employee's sole remedy for such firing or quitting for Good Reason (in addition to any vesting of stock options provided for in paragraph 6 above), a lump sum cash payment equal to the Employee's then existing base salary (net of any amounts owed by Employee to the Bank) for one year. The Bank may, as a condition to being required to pay the severance payments provided for in this agreement, require the Employee to execute a general release of any claim (other than the obligation of the Bank to make such severance payments) or cause of action that Employee may have against the Bank, the Holding Company, or any of their officers, directors, employees, agents, or representatives.

         (c) Termination With Cause - If Employee is fired for "Cause", Employee will receive Employee's base salary through the date as of which Employee's employment is terminated (net of any amounts owed by Employee to the Bank and any costs incurred by the Bank due to such "Cause") plus accrued vacation time, but will not receive any severance, bonuses or other benefits. "CAUSE" means any of the following: (a) insubordination or other refusal or failure to carry out the instructions or policies of the Board or the officers to whom the Employee reports; (b) dishonesty, crime or action involving moral turpitude, or any other conduct that is illegal, immoral or materially injurious to the Bank; (c) breach of Employee's covenants or obligations under this agreement, or (d) non-performance in the performance of Employee's duties, evaluated primarily with reference to the Bank's credit and organizational policies, and with reference to the goals and budgets approved by the Bank's Board of directors, and, if such non-performance referred to in this clause (d) is capable of being corrected, continuation of such non-performance for 30 days after the Bank gives notice to the Employee describing such non-performance.

9. Covenant Not to Compete. During the time that Employee is employed by the Bank, and if Employee's employment terminates at any time during the Term (regardless of whether the termination is voluntary or involuntary, with or without Cause or Good Reason) for a period of 12 months from the date of such termination, Employee shall not (a) become engaged directly in a management, lending, financial or consulting capacity in the


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         origination, processing, purchasing or selling of SBA, USDA or Ex-Im
         Bank loans, or (b) seek to cause any employee or customer of the Bank, the Holding Company or any direct or indirect Subsidiary of either of them to cease, reduce or change in a manner adverse to the business or interests of the Bank, the Holding Company or any direct or indirect Subsidiary of either of them, such employee's or customer's employment by or relationship with the Bank, the Holding Company or any direct or indirect Subsidiary of either of them. As used herein, (i) "SUBSIDIARY" means any corporation, association, limited liability company, trust, or other business entity of which the Bank or the Holding Company shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes) of the outstanding Voting Stock, and (ii) "VOTING STOCK" means stock or other equity interests, of any class or classes (however designated), the holders of which are at the time entitled, as such holders, to vote for the election of a majority of the directors, managers or trustees (or persons performing similar functions) of the corporation, association, limited liability company, trust or other business entity involved, whether or not the right so to vote exists by reason of the happening of a contingency.

10.      Exclusivity of Services:  Confidentiality.

         (a) In addition to the more specific provisions of paragraph 9 above, you agree that during the Term of this agreement, you will not, without the prior written approval of the Chairman and Chief Executive Officer and the Board of Directors of the Bank, directly or indirectly engage or participate in, or become an owner, partner, officer of, director of, or become employed by, or render advisory, consulting or other services to or in connection with, any other business enterprise during the time that you are employed by the Bank; provided, however, that you may hold outside directorships which may, from time to time, require minor portions of time, but which shall not interfere or be inconsistent with your duties hereunder.

         (b) You also acknowledge that any information and documentation relating to the Bank or the Holding Company, including but not limited to their products, programs, business strategies, clients, employees, forms, financial matters, and matters discussed by the Board of Directors of the Bank and the Holding Company, are the sole property of the Bank and the Holding Company and are strictly confidential; and you agree that you will not, at any time before, during or at any time after your employment by the Bank (regardless of whether the termination of your employment is voluntary or involuntary, with or without Cause or Good Reason), disclose any of such information or documentation to any person or entity for any purpose whatsoever, except for your use of such information and documentation in the course of carrying out your duties during the time that you are employed by the Bank and except to comply with requirements of law or regulatory authorities with jurisdiction over the Bank and the Holding Company and except to counsel or independent auditors for you, the Bank or the Holding Company. The foregoing sentence does not, however, prohibit the disclosure by you of information that (i) is generally available to the public other than as a result of a disclosure of such information directly or indirectly by you, or (b) becomes available to you on a non-confidential basis from a source other than the Bank, the Holding Company and their


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         officers, directors, employees, representatives and advisors, provided that such source is not known by you to be bound by any obligation of secrecy to the Bank or the Holding Company or another party.

         (c) You also agree that you will not discuss or disclose any of the terms or provisions of this agreement, either before, during or at any time after the Term of this agreement, with any other employee of the Bank or the Holding Company, except for your superior officers, members of the Operating Committee of the Bank, the Chairman and Chief Executive Officer of the Bank, and the Board of Directors of the Bank and the Holding Company.

11. Equitable Relief. You acknowledge that any violation of Section 9 or 10 above will cause the Bank and the Holding Company irreparable harm and that, in addition to any other remedy that they may have, the Bank and the Holding Company will have the right to obtain such injunctive or other equitable relief as they may deem to be necessary or appropriate.

12. Tax Withholding Requirement. The amounts paid by the Bank to you hereunder will have withheld and deducted therefrom any taxes required to be withheld by the Bank under any federal, state or local law.

13. Regulatory Limitation. Notwithstanding any other provision of the Agreement, the Bank shall not be obligated to make, and the Employee shall have no right to receive, any payment, benefit or amount under this Agreement which would violate any law, regulation or regulatory order applicable to the Bank to the Holding Company at the time such payment, benefit or amount is due (a "PROHIBITED PAYMENT"). If an amount payable hereunder is not paid because it is a Prohibited Payment, Employee shall continue to be bound by all of Employee's obligations and agreements hereunder and the Bank shall make or provide to the Employee the payment, benefit or other amount (or such portion thereof the making of which ceases to be a violation) that is the subject of the Prohibited Payment at such later date, if any, as the applicable law, regulation or regulatory order no longer would be violated by the Bank's making or providing such payment, benefit or amount to the Employee.

14. Limitation on Benefits. It is the intention of the Employee and Bank that no payments by Bank to or for the benefit of Employee under this agreement or any other agreement or plan pursuant to which Employee is entitled to receive payments or benefits shall be nondeductible to Bank or any other payor by reason of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and subject to a tax pursuant to
         Section 4999 of the Code, as a result of payments that would constitute "parachute payments". Accordingly, such payments shall be reduced in such amounts as are required to reduce the aggregate "present value" (as the term is defined in Section 280G(d)(4) of the Code) of such payments to one dollar less than an amount equal to three times the Employee's "base amount" (as the term is defined in Section 280G(b)(3)(a) and (d)(1) and (2) of the Code), to the end that the Employee is not subject to tax pursuant to Section 4999 and no deduction is disallowed to the Bank by reason of Section 280G(a). The determination as to the


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         amount of the reduction of such payments, if any, shall be made by the
         Bank's independent certified public accountants.

15. Notices. All notices under this agreement shall be in writing and shall be deemed effective when delivered in person or by recognized overnight delivery service to you or to the Bank, or if mailed, postage prepaid, registered or certified mail, addressed, in the case of you, to your last known address as carried on the personnel records of the Bank and, in the case of the Bank, to its corporate headquarters, attention of the Chairman and Chief Executive Officer, or to such other address as the party to be notified may specify by notice to the other party pursuant to this paragraph.

16. Successors and Assigns. The rights and obligations of the Bank under this agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Bank, including, without limitation, any corporation, individual or other person or entity which may acquire all or substantially all of the assets and business of the Bank or with or into which the Bank may be consolidated or merged.

17. Arbitration. Any dispute which may arise between the parties hereto shall be settled by binding arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association. The parties shall mutually agree in writing upon an arbitrator. If the parties shall fail to agree upon an arbitrator within 5 days after a written demand, delivered as provided for notices hereunder, for arbitration hereunder is made, each party shall have the right within the succeeding 10 days to select an arbitrator (the failure by either party to exercise such right within said 10 days will be equivalent to a consent to the selection of the other party's arbitrator by mutual agreement); within 20 days after such selection, if 2 arbitrators are selected, the 2 arbitrators shall select a third arbitrator. The arbitrator or arbitrators shall have at least 5 years of experience in employment law. Any claim or dispute arising hereunder shall be decided by the arbitrator or arbitrators based upon the rights and obligations of the parties set forth in this agreement. The decision of the arbitrator or of the majority of the arbitrators, as the case may be, shall not include any award for punitive damages or penalties, but the arbitrator or majority of arbitrators may award or prorate attorneys fees in accordance with his or their judgment as to who is the prevailing party in the arbitration. An arbitration award rendered in accordance with this agreement shall be binding and conclusive upon the parties, and may be entered in any court of competent jurisdiction. The costs of arbitration shall be borne equally, except that each party shall bear the cost of their own counsel and experts, if any. Venue for any arbitration proceedings hereunder shall be in Hartford, Connecticut.

18. Severability. If any of the terms or conditions of this agreement shall be declared void or unenforceable by any court or administrative body of competent jurisdiction, such term or condition shall be deemed severable from the remainder of this agreement, and the other terms and conditions of this agreement shall continue to be valid and enforceable.


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19.      Construction. This agreement sets forth the entire agreement of the
         Bank, the Holding Company and the Employee regarding the employment of the Employee by the Bank, and this agreement supersedes any prior or contemporaneous oral or written agreement with respect to the Employee's employment or any other matter set forth herein. This agreement shall be construed under the laws of the State of Connecticut and may not be amended except by a writing signed by the Employee and the Bank. Section headings are for convenience only and shall not be considered a part of the terms and provisions of this agreement.

If this agreement is acceptable to you, please sign below.

                                 Very truly yours,

                                 FIRST INTERNATIONAL BANK



                                 By:/s/Brett N. Silvers
                                 ----------------------
                                       Brett N. Silvers
                                       Its Chairman and Chief Executive Officer

Agreed to:



/s/Shaun P. Williams
------------------------
NAME:  Shaun P. Williams


         The undersigned hereby agrees to be bound by the provisions of this agreement with respect to stock options and the exercise thereof.

                                FIRST INTERNATIONAL BANCORP, INC.



                                By:/s/Brett N. Silvers
                                ----------------------
                                     Brett N. Silvers
                                     Its Chairman and Chief Executive Officer